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                                                                   EXHIBIT 99.18


                         EXCELSIOR INSTITUTIONAL TRUST
                                 (THE "TRUST")

       AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3 FOR OPERATION OF
                            A MULTI-CLASS SYSTEM
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                                I.  INTRODUCTION
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     On February 23, 1995, the Securities and Exchange Commission (the
"Commission") promulgated Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission a written plan specifying all of the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges. On May 7, 1996, the Board of Trustees of the Trust initially authorized the Trust to operate a multi-class distribution structure in compliance with Rule 18f-3. This Plan pursuant to Rule 18f-3 for operation of a multi-class system is hereby amended and restated as of May 16, 1997.


                           II.  ATTRIBUTES OF CLASSES
                           --------------------------


A.  Generally
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         Each investment portfolio of the Trust (each a "Fund" and, collectively, the "Funds") shall initially offer two classes of shares: Trust Shares and Institutional Shares (collectively referred to as "Shares").

     In general, Shares shall be identical except for different expense variables (which may result in different yields or total returns for each class), certain related rights and certain shareholder services. More particularly, the Trust Shares and Institutional Shares of each Fund shall represent interests in the same portfolio of investments of the particular Fund, and shall be identical in all respects, except for: (a) the impact of (i) expenses assessed to the Trust Shares pursuant to the Distribution Plan adopted for such class and (ii) other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of
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Trustees, including a majority of the non-interested trustees; (b) the fact that
(i) Trust Shares shall vote separately on any matter submitted to shareholders that pertains to the Distribution Plan adopted for such class and (ii) each class shall vote separately on any matter submitted to shareholders that pertains to the class expenses borne by such class; (c) the exchange privileges of each class of Shares; (d) the designation of each class of Shares; and (e) the different shareholder services relating to each class of Shares.


B.  Expenses and Distribution Arrangements
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     TRUST SHARES

     Trust Shares of each Fund shall be available for purchase by individual investors.

     Trust Shares of each Fund initially shall not be subject to a sales charge but shall be subject to a fee payable pursuant to the Distribution Plan adopted for that class which shall not initially exceed .75% (on an annual basis) of the average daily net asset value of the Fund's outstanding Trust Shares. Payments under the Distribution Plan will be used to compensate the Trust's distributor for its services which are intended to result in the sale of Trust Shares.

     Trust Shares of each Fund shall initially be subject to a fee payable pursuant to the Administrative Services Plan adopted for such Shares which shall not initially exceed .40% (on an annual basis) of the average daily net asset value of the Fund's Trust Shares held by customers of institutions that have entered into agreements with the Trust pursuant to such Plan. Shareholder services provided under the Administrative Services Plan may include: (i) assisting in processing purchase, exchange and redemption requests; (ii) transmitting and receiving funds in connection with customer orders to purchase, exchange or redeem Shares; and (iii) providing periodic statements.

     INSTITUTIONAL SHARES

     Institutional Shares of each Fund shall be available for purchase by institutional investors.

     Institutional Shares of each Fund initially shall not be subject to any sales charge or fee payable pursuant to a distribution plan.

     Institutional Shares of each Fund shall initially be subject to a fee payable pursuant to the Administrative Services Plan adopted for such Shares which shall not initially exceed .40% (on an annual basis) of the average daily net asset

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value of the Fund's Institutional Shares held by customers of institutions that have entered into agreements with the Trust pursuant to such Plan. Shareholder services provided under the Administrative Services Plan may include: (i) assisting in processing purchase, exchange and redemption requests; (ii) transmitting and receiving funds in connection with customer orders to purchase, exchange or redeem Shares; and (iii) providing periodic statements.

C.  Exchange Privileges
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     TRUST SHARES

     Holders of Trust Shares generally shall be permitted to exchange those Shares for: (i) Trust Shares of another Fund offered by the Trust; (ii) non-Trust Shares of any investment portfolio of Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc. (provided that the Trust Shares being exchanged were not received in an exchange for Trust Shares of any investment portfolio of Excelsior Funds, Inc. or Excelsior Tax-Exempt Funds, Inc.); and (iii) in the case of Trust Shares of the Trust that were received in an exchange for Trust Shares of any investment portfolio of Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc., Trust Shares of any investment portfolio of Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc. without paying any exchange fee or sales charge.

     INSTITUTIONAL SHARES

     Holders of Institutional Shares generally shall be permitted to exchange those Shares for: (i) Institutional Shares of another Fund offered by the Trust; and (ii) shares of any investment portfolio of Excelsior Funds without paying any exchange fee or sales charge.

D.  Conversion Features
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     The Trust shall not initially offer a conversion feature to holders of
Shares.


E.  Shareholder Services
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     1.  Automatic Investment Program
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     The Trust shall initially offer an automatic investment program whereby, in general, an individual investor may arrange to have Trust Shares purchased automatically by authorizing the Trust's transfer agent to withdraw funds from the investor's bank account.

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     2.  Systematic Withdrawal Plan
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     The Trust shall initially offer a systematic withdrawal plan whereby, in general, an individual investor may arrange to have Trust Shares redeemed automatically.


F.  Methodology for Allocating Expenses Between Classes
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     Class-specific expenses of a Fund shall be allocated to the specific class of Shares of that Fund. Non-class-specific expenses of the Funds shall be allocated in accordance with paragraph (c) of Rule 18f-3.

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